NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

December 6, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

AdvanSource Biomaterials Corporation

Common Stock, $0.001 Par Value

Commission File Number – 001-11737

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(iii) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years; and

(b)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of AdvanSource Biomaterials Corporation (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has reported losses as follows:

Years Ended March 31,

Loss from Continuing Operations

Net Loss

2010

$2,630,000

$1,688,000

2009

$2,517,000

$2,517,000

2008

$2,242,000

$6,090,000

2007

$1,911,000

$2,962,000

2006

$4,815,000

$5,069,000

Six Months Ended September 30,    Loss from Continuing Operations

Net Loss

2010

$1,352,000

$1,352,000

(b)

At September 30, 2010, the Company reported a stockholders’ equity of $5,148,000.

(c)

During the past three months, the Company’s stock has been trading between $0.11 and $0.32 per share.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On August 17, 2010, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended June 30, 2010, the Company was not in compliance with Section 1003(a)(iii) of the Company Guide.  The Exchange’s letter dated August 17, 2010 also notified the Company that the Exchange deemed it appropriate for the Company to effect a reverse stock split to address its low selling price.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan by September 16, 2010, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On September 16, 2010, the Company submitted its plan to regain compliance to the Exchange (the “Plan”).

(c)

On November 9, 2010, the Exchange notified the Company that it did not make a reasonable demonstration in the Plan of its ability to regain compliance with Section 1003(a)(iii) of the Company Guide and that the Exchange had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated November 9, 2010 also notified the Company of an additional deficiency as a result of its low selling price. Pursuant to Section 1003(f)(v) of the Company Guide, Staff believed that a reverse stock split was appropriate in view of the fact that the stock had been selling for a substantial period of time at a low price per share.

(d)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, the Company was given a limited right to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by November 16, 2010.  The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. David Volpe, Acting Chief Financial Officer of AdvanSource Biomaterials Corporation.

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Amex LLC